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SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-A/A
AMENDMENT NO. 2 TO FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

PPT VISION, INC.
(Exact name of registrant as specified in its charter)

Minnesota (State of incorporation or organization)	41-1413345 (I.R.S. Employer/Identification No.)
12988 Valley View Road Eden Prairie, Minnesota (Address of principal executive offices)	55344 (Zip Code)

        Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

        If this form relates to the registration of a class of securities pursuant to section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box: ☐

        If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check then following box: ☒

        Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights
(Title of Class)

Item 1.    Description of Securities to be Registered.

        On March 11, 2002, the Board of Directors of PPT Vision, Inc. approved an amendment to its Rights Agreement dated as of June 2, 1999, as amended October 13, 1999 (the "Rights Agreement"), between PPT Vision, Inc. and Wells Fargo Bank MN, N.A., as Rights Agent, to enable Mr. Peter R. Peterson, a member of the Board of Directors of PPT Vision, Inc., or any entity controlled by Mr. Peterson, to purchase an unlimited amount of the Common Stock of PPT Vision, Inc. without being deemed an "Acquiring Person" within the meaning of the Rights Agreement. The twenty percent (20%) standard for Acquiring Person under the Rights Agreement remains in effect for all other shareholders of PPT Vision, Inc.

        A copy of Amendment No. 2 is attached as Exhibit 1 to the Form 8-A/A. All other provisions of the Rights Agreement remain in effect.

Item 2.    Exhibits.

    Exhibit 1:

    Amendment No. 2, dated as of March 11, 2002, to Rights Agreement, dated as of June 2, 1999, as amended October 13, 1999, between PPT Vision, Inc. and Wells Fargo Bank MN, N.A.

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SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

PPT VISION, INC.
By	/s/ Joseph C. Christenson Joseph C. Christenson, President

Dated: March 11, 2002

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  Item 1. Description of Securities to be Registered.
  Item 2. Exhibits.
SIGNATURE